Filed pursuant to Rule 424(b)(3)

Registration No. 333-179460

PROSPECTUS SUPPLEMENT NO. 59
to Prospectus declared
effective on May 10, 2012
(Registration No. 333-179460)
TWIN CITIES POWER HOLDINGS, LLC

This Prospectus Supplement No. 59 supplements our Prospectus declared effective May 10, 2012, as previously supplemented on May 10, 2012, May 16, 2012, May 25, 2012, May 29, 2012, June 1, 2012, June 14, 2012, June 25, 2012, June 29, 2012, July 10, 2012, August 14, 2012, August 31, 2012, September 20, 2012, October 12, 2012, November 2, 2012, November 14, 2012, December 20, 2012, December 31, 2012, January 8, 2013, March 1, 2013, March 18, 2013, March 29, 2013, April 1, 2013, May 2, 2013, May 15, 2013, May 31, 2013, June 10, 2013, June 17, 2013, June 19, 2013, June 20, 2013, August 14, 2013, August 16, 2013, August 26, 2013, September 11, 2013, November 1, 2013, November 14, 2013, December 10, 2013, December 31, 2013, March 17, 2014, March 26, 2014, March 28, 2014, April 8, 2014, May 9, 2014, May 15, 2014, May 19, 2014, May 29, 2014, June 16, 2014, July 3, 2014, August 13, 2014, August 25, 2014, October 17, 2014, November 6, 2014, November 7, 2014, November 12, 2014, November 17, 2014, and November 24, 2014 (collectively, the “Prospectus”).

You should read this Prospectus Supplement No. 59 together with the Prospectus.

This Prospectus Supplement No. 59 includes the attached Current Report on Form 8-K of Twin Cities Power Holdings, LLC as filed by us with the Securities and Exchange Commission on December 23, 2014.

The notes can only be purchased by residents of: California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Kansas, Michigan, Minnesota, Mississippi, Missouri, New Jersey, New Mexico, New York, Pennsylvania, South Dakota, Texas, Utah, Vermont, and Wisconsin. No offer is made by this prospectus supplement to residents of any other state. See the section of the Prospectus, “Notices to Investors of Certain States and Suitability Standards,” for additional details.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus.  This Prospectus Supplement No. 59 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 59 supersedes the information contained in the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 59 is December 23, 2014.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	December 19, 2014

TWIN CITIES POWER HOLDINGS, LLC
(Exact Name of Registrant as Specified in Charter)

Minnesota	27-1658449
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16233 Kenyon Ave., Suite 210, Lakeville, Minnesota	55044
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(952) 241-3103

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2014, Twin Cities Power Holdings, LLC (the “Company”) and its Vice President – Finance and Chief Financial Officer, Wiley H. Sharp III, entered into a First Amendment to Employment Agreement (“Amendment”) which amends that certain Employment Agreement, dated June 16, 2013. The Amendment provides that the Company shall pay Mr. Sharp a salary of $14,000 per month, subject to review and adjustment by the Company on a monthly basis based on both Mr. Sharp’s performance and the performance of the Company. The Amendment provides further that Mr. Sharp is entitled to participate in all benefit plans adopted by the Company, and is entitled to 20 days per year of personal time off. In addition, the Company will pay Mr. Sharp a discretionary bonus of $100,000 for 2014, but will no longer pay Mr. Sharp a severance upon his separation from the Company.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)

10.1	First Amendment to Employment Agreement dated December 19, 2014 between Twin Cities Power Holdings, LLC and Wiley H. Sharp III.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 2014	By	/s/ Wiley H. Sharp III
Wiley H. Sharp III
	Its	Vice President – Finance and Chief Financial Officer

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Exhibit 10.1

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (First Amendment) is entered into and effective this 19th day of December, 2014 by and between TWIN CITIES POWER HOLDINGS, L.L.C., a Minnesota Limited Liability Company, with its principal place of business at 16233 Kenyon Avenue, Suite 210, Lakeville, Minnesota 55044 (the "COMPANY") and WILEY H. SHARP III, an individual with his principal residence at 4979 Devonshire Circle, Shorewood, Minnesota 55331 (the "EMPLOYEE"). The COMPANY and the EMPLOYEE are jointly referred to as PARTIES ("PARTIES").

The PARTIES entered into an Employment Agreement on the 16th day of June 2013 (the "Employment Agreement");

The PARTIES wish to amend certain terms and conditions in the Employment Agreement pursuant to this First Amendment.

The PARTIES have herein agreed to the amended terms and conditions set forth herein. NOW THEREFORE, in considerate of the mutual covenants, terms, and conditions herein contained, it is hereby agreed by and between the PARTIES:

1. Section 4 Compensation in the Employment Agreement is Amended as follows:

(a) Salary. The COMPANY agrees to pay the EMPLOYEE a monthly salary of$14,000.00 (the "Monthly Salary"), in equal semi-monthly installments, and in arrears, in accordance with the standard payroll practices of the COMPANY. Within 30 days of the anniversary date of this Agreement and within 30 days of every anniversary thereafter, during the term of this Agreement, the base Salary will be reviewed by the COMPANY considering both the EMPLOYEE's performance and the performance of the COMPANY during the preceding calendar year. If the EMPLOYEE's Base Salary is adjusted by the COMPANY, such adjusted Base Salary shall then constitute the Base Salary for all purposes under this Agreement.

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(b) Benefits and Vacation. The EMPLOYEE will be entitled to participate in all benefit plans adopted by the COMPANY to the extent that the terms of such benefit plans permit the EMPLOYEE to participate. The EMPLOYEE will be entitled to twenty (20) days per year of personal time off ("PTO") and all legal holidays observed by the COMPANY, in each case, in accordance with the COMPANY's policies as in effect from time-to-time. In the event EMPLOYEE does not use all PTO for a given fiscal year, up to five days of unused PTO may be carried over to the next fiscal year.

(c) Bonus. The EMPLOYEE shall be paid a discretionary bonus of $100,000 for 2014.

(d) Expenses. EMPLOYEE shall be reimbursed monthly by the COMPANY for reasonable expenses which are incurred, documented and accounted for in accordance with the COMPANY's policies for the same.

(e) Severance. The Severance provided in the Agreement is intentionally deleted in consideration of the Discretionary Bonus being paid and other good and valuable consideration.

2. Other Terms and Conditions.

All other terms and conditions of the Employment Agreement dated the 16th day of June 2013 remain unchanged except as hereinbefore amended.

The COMPANY and the EMPLOYEE have duly executed this First Amendment to the Employment Agreement as of the date and year opposite to their names below.

Company:	Employee:

TWIN CITIES POWER HOLDINGS, L.L.C.	Wiley H. Sharp, III

/s/ Timothy S. Krieger	/s/ Wiley H. Sharp, III
By: TIMOTHY S. KRIEGER	By: Wiley H. Sharp, III
Its: President/CEO

Dated: December 22, 2014	Dated December 19, 2014

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